Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Commencement of Consent Solicitation

For Immediate Release

Tuesday, October 15, 2013

CHARLOTTE, N. C. – Polymer Group, Inc. (PGI) today announced that it has commenced a consent solicitation (the "Solicitation") to amend (the “Proposed Amendments”) the indenture, dated January 28, 2011, (the “Indenture”) among PGI, the guarantors party thereto and Wilmington Trust Company, as trustee, with respect to its $560,000,000 outstanding principal amount of 7.75% Senior Secured Notes due 2019 (CUSIP 731745AL9; ISIN US731745AL96) (the “Securities).

PGI is soliciting consents from the holders that held Securities (the “Holders”) as of 5:00 p.m., New York City time, on October 14, 2013 (the "Record Time"). The Proposed Amendments require the consent of Holders that held as of the Record Time not less than a majority in principal amount of the outstanding Securities (the “Requisite Consents”). The Proposed Amendments will amend the definition of “EBITDA” and the debt covenant in order to provide PGI with additional capacity to incur and secure indebtedness under the Indenture, as more fully described in the consent solicitation statement dated October 15, 2013 (the "Statement").

In consideration for consents to the Proposed Amendments, upon the terms and subject to the conditions of the Solicitation, PGI will pay a consent fee of $2.50 for each $1,000 in principal amount of Securities held by a Holder as of the Record Time as to which PGI has received and accepted a valid (and unrevoked) consent on or prior to the expiration of the Solicitation from such Holder. The consent payment will be made no later than the third business day following the expiration of the Solicitation.

The Solicitation will expire at 5:00 p.m., New York City time, on October 21, 2013, unless extended by PGI (such date and time, as it may be extended, the “Expiration Date”). PGI will make a public announcement of any extension to the Expiration Date at or prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Holders may deliver their consents at any time on or prior to the Expiration Date. Holders may revoke their consents prior to the effectiveness of the supplemental indenture relating to the Proposed Amendments. PGI expects to execute the supplemental indenture promptly after the receipt of the Requisite Consents. Any holder who validly revokes a consent will not be eligible to receive a consent payment, unless such consent is redelivered and accepted by PGI prior to the Expiration Date.

The Solicitation is subject to certain terms and conditions, as set forth more fully in the Statement and related documents. The Statement and related documents contain important information, and holders should read them carefully before making any decision with respect to the Solicitation.

PGI has retained Citigroup Global Markets Inc. to serve as the lead solicitation agent for the Solicitation, Barclays Capital Inc. as co-solicitation agent and Global Bondholder Services Corporation to serve as the information and tabulation agent. Questions regarding the Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Copies of the Statement and related documents may be obtained at no charge by contacting the information and tabulation agent at (866) 470-4500 (toll-free) or (212) 430-3774 (collect).

This announcement is not a solicitation of consents with respect to the Securities. The Solicitation is being made solely pursuant to the Statement and the related consent form. The Solicitation is not being made to holders of Securities in any jurisdiction in which the Solicitation would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require solicitations to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of PGI by the solicitation agents, or one or more registered broker dealers under the laws of such jurisdiction.

About PGI

PGI is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world's leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company operates 13 manufacturing and converting facilities in 9 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Financial Inquiries:
Dennis Norman
Executive VP and Chief Financial Officer
NormanD@pginw.com
704-697-5186